Ian R. McNeil Joins Quest Solution’s Board of Directors

HENDERSON, Nev., March 2, 2015 - Quest Solution, Inc, "The Company" (OTCBB: QUES), announced today that effective February 26, 2015, Quest Solution has appointed Ian R. McNeil to the Board of Directors. McNeil will serve on Quest's audit and compensation Committee.

Mr. McNeil is the Co-Founder of Brennan Capital Partners, LLC, a boutique consulting firm focusing on private, high-growth companies, founded in 2010.  From 2005 until joining Brennan Capital Partners, LLC, Mr. McNeil was the Chairman and Chief Executive Officer of Searchlight Minerals Corp., a mineral exploration company.  From 2003 to 2005, Mr. McNeil served as the President of Nanominerals Corp., a precious metal exploration and development company.  Since 2003, Mr. McNeil, through McNeil Consulting Group LLC, has provided consulting services to high-growth companies in the mineral exploration, consumer finance, telecommunications, consumer goods, technology and digital media industries.  Mr. McNeil received his Bachelor of Commerce Degree from the University of Victoria, in Victoria, British Columbia, Canada.

“We are excited to add Mr. McNeil to our diverse leadership team,” stated Jason Griffith, CEO, Quest Solution. “Ian brings a specific and unique skill-set to Quest and we expect to fully leverage his relationships and expertise as we go forward.”

“"It is an honor to join this dynamic group and I look forward to becoming an integral part of the continued growth and success of the company,” stated McNeil. “The Company has transformed itself via its recent, synergistic acquisition of BCS Solutions into a proven technology provider with a deep footprint in established verticals and an array of new multi-channel revenue possibilities ahead.”

About Quest Solution, Inc.

Quest Solution, Inc. is a leading provider in the technology, software, and mobile data collection systems business. In November 2014, the Company announced that Bar Code Specialties, Inc. (BCS) joined with Quest Solution, Inc.  The Company intends on continuing to acquire existing companies with revenues and positive cash flow.

Quest Solution, Inc. serves as a national mobility systems integrator with a focus on design, delivery, deployment and support of fully integrated mobile solutions. The Company takes a consultative approach by offering end to end solutions that include hardware, software, communications and full lifecycle management services. The highly tenured team of professionals simplifies the integration process and delivers proven problem solving solutions backed by numerous customer references.

The recent BCS acquisition is in addition to the recently announced creation of a wholly-owned division focused on commercializing Intellectual Property, Patents and Distribution of industry-specific technologies in an array of new verticals. The new division will focus on the acquisition of existing intangibles, which we anticipate will provide immediate value to the company.

Quest Solution Investor Relations & Financial Media:

Hayden IR

Brett Maas (646) 536-7331, brett@haydenir.com

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